EXHIBIT 99.(D)(2)

[FORM OF NOTICE OF GUARANTEED DELIVERY]

Notice of Guaranteed Delivery
For Shares of Common Stock of
Morgan Stanley China A Share Fund, Inc.
Subscribed for Under Primary Subscription
and the Over-Subscription Privilege

As set forth in the Prospectus, this form or one substantially equivalent hereto may be used as a means of effecting subscription and payment for all shares of the Fund’s Common Stock (the “Shares”) subscribed for under the Primary Subscription and the Over-Subscription Privilege. Such form may be delivered by hand or sent by facsimile transmission, overnight courier or first class mail to the Subscription Agent.

THE SUBSCRIPTION AGENT IS:

BY MAIL:	BY OVERNIGHT COURIER:	BY HAND:
[ ] Operation Center Attn: [ ] [ ]	[ ] Operation Center Attn: [ ] [ ]	[ ]y Attn: [ ] [ ]

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS, OR TRANSMISSION OF INSTRUCTIONS VIA A TELECOPY FACSIMILE NUMBER, OTHER THAN AS SET FORTH ABOVE, DOES NOT CONSTITUTE A VALID DELIVERY.

The New York Stock Exchange member firm or bank or trust company which completes this form must communicate this guarantee and the number of Shares subscribed for in connection with this guarantee (separately disclosed as to the Primary Subscription and the Over-Subscription Privilege) to the Subscription Agent and must deliver this Notice of Guaranteed Delivery, to the Subscription Agent, prior to 5:00 p.m., New York time, on the Expiration Date, unless extended, guaranteeing delivery of (a) payment in full for all subscribed Shares and (b) a properly completed and signed copy of the Subscription Certificate (which certificate and full payment must then be delivered to the Subscription Agent no later than the close of business of the third business day after the Expiration Date, unless extended). Failure to do so will result in a forfeiture of the Rights.

GUARANTEE

The undersigned, a member firm of the New York Stock Exchange or a bank or trust company having an office or correspondent in the United States, guarantees delivery to the Subscription Agent by no later than 5:00 p.m., New York City time, on the third Business Day after the Expiration Date ([   ], 2009, unless extended as described in the Prospectus) of (a) a properly completed and executed Subscription Certificate and (b) payment of the full Subscription Price for Shares subscribed for on Primary Subscription and for any additional Shares subscribed for pursuant to the Over-Subscription Privilege, as subscription for such Shares is indicated herein or in the Subscription Certificate.

BROKER ASSIGNED CONTROL #

MORGAN STANLEY CHINA A SHARE FUND, INC.

1. Primary Subscription	Number of Rights to be exercised	Number of Primary Shares requested for which you are guaranteeing delivery of Rights and Payment	Payment to be made in connection with Primary Shares

	Rights	Shares (Rights/5)	$

2. Over-Subscription	Number of Over-Subscription Shares requested for which you are guaranteeing payment	Payment to be made in connection	with Over-Subscription Shares

	Shares	$

3. Totals	Total Number of Rights to be Delivered	Total Number of Shares to be Delivered

	Rights	Shares	$ Total Payment

Method of delivery (circle one)

A.  Through DTC

B.  Direct to [                                    ], as Subscription Agent.

Please reference below the registration of the Rights to be delivered.

PLEASE ASSIGN A UNIQUE CONTROL NUMBER FOR EACH GUARANTEE SUBMITTED.  This number needs to be referenced on any direct delivery of Rights or any delivery through DTC.

Name of Firm
Authorized Signature

DTC Participant Number	Title

Address	Name (Please Type or Print)

Zip Code	Phone Number

Contact Name	Date